Exhibit 99.1

Iron Age Corporation and Iron Age Holdings Corporation announce holders of Iron Age’s 9 7/8% Senior Subordinated Notes due 2008 have retained advisors in connection with a potential restructuring of indebtedness.

Pittsburgh, Pennsylvania, September 26, 2003 – Iron Age Corporation, a specialty distributor of work and safety footwear (“Iron Age”), and its parent company, Iron Age Holdings Corporation (“Holdings” and, collectively with Iron Age, the “Company”), understand that certain holders of Iron Age’s 9 7/8% Senior Subordinated Notes due 2008 (the “Iron Age Notes”) holding a majority of the Iron Age Notes have formed an informal steering committee (the “Steering Committee”) to negotiate a restructuring of the Company’s indebtedness. The Steering Committee has engaged Sheffield Merchant Banking Group (“Sheffield”), a business group of CRT Capital Group LLC, as its financial advisor and Sidley Austin Brown & Wood LLP (“Sidley”) as its legal advisor.

Under the terms of the Loan and Security Agreement, dated as of September 23, 2002, as amended by the First Amendment to the Loan and Security Agreement and Limited Waiver dated as of May 12, 2003, the Letter Agreement dated May 29, 2003, the Letter Agreement dated June 26, 2003 and the Letter Agreement effective as of August 25, 2003, by and among Wells Fargo Foothill, Inc., Credit Suisse First Boston International and H/Z Acquisition Partners, LLC (collectively, the “Lenders”) and the Company and Falcon Shoe Mfg. Co., (i) the Company is required to provide the Lenders with a plan for restructuring the Iron Age Notes and Holdings’ 12 1/8% Senior Discount Notes due 2009 (the “Holdings Notes”) that has been approved by the holders of such securities (the “Restructuring Plan”) and (ii) the Restructuring Plan is required to be consummated on or prior to October 31, 2003, unless an additional waiver is obtained from the Lenders. There can be no assurance that the Lenders will grant any such additional waiver, and, therefore, the Company believes that it is imperative to consummate the Restructuring Plan on or prior to October 31, 2003.

The Company’s advisors have been in active discussion and negotiation since August 25, 2003 with the senior lenders and the noteholders toward effectuating an out-of-court Restructuring Plan. The Company understands that, in order to facilitate the consummation of the Restructuring Plan, Sheffield would like to invite holders of the Iron Age Notes, as well as holders of the Holdings Notes, to contact Eric Seal of Sheffield at (203) 569-6831 or Jessica Knowles of Sidley at (312) 853-7030 to obtain additional information regarding the potential restructuring of the Company’s indebtedness. The Company encourages holders of the Iron Age Notes and the Holdings Notes to contact Sheffield or Sidley immediately.

Certain matters within this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to come within the safe harbor protection provided by those statutes and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Iron Age Corporation or Iron Age Holdings Corporation to be different from any future results, performance or achievements expressed or implied by such forward-looking statements. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained and investors are cautioned not to place undue reliance on any forward looking statements. These risks are detailed from time to time in Iron

Age Corporation’s and Iron Age Holdings Corporation’s filings with the Securities and Exchange Commission.